As filed with the Securities and Exchange Commission on July 21, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HCW BIOLOGICS INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	82-5024477
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2929 N Commerce Parkway

Miramar, FL 33025

(Address of Principal Executive Offices) (Zip Code)

HCW Biologics Inc. 2019 Equity Incentive Plan

HCW Biologics Inc. 2021 Equity Incentive Plan

(Full Title of the Plan)

Hing C. Wong, Ph.D.

Chief Executive Officer

2929 N Commerce Parkway

Miramar, FL 33025

(Name and Address of Agent for Service)

(954) 842-2024

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Scott M. Iyama, Esq.

William L. Hughes, Esq.

Orrick, Herrington & Sutcliffe LLP

405 Howard Street

San Francisco, CA 94105

Tel: (301) 633-2800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.0001 per share
—To be issued under the HCW Biologics Inc. 2019 Equity Incentive Plan	579,858(2)	$0.16(3)	$92,777.28(3)	$10.13
—To be issued under the HCW Biologics Inc. 2021 Equity Incentive Plan	2,864,485(4)	$8.00(5)	$22,915,880(5)	$2501.13
Total	3,444,343		$23,008,657.28	$2510.26

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares of common stock (the “Common Stock”) that become issuable under (i) the stock options (collectively, the “2019 Plan Options”) previously granted under the HCW Biologics Inc. 2019 Equity Incentive Plan (the “2019 Plan”) whose underlying shares are registered hereunder and (ii) the HCW Biologics Inc. 2021 Equity Incentive Plan (the “2021 Plan”), in each case by reason of any stock split, reverse stock split, stock dividend, combination, consolidation, recapitalization or other similar transaction, which results in an increase in the number of the outstanding shares of the Registrant’s Common Stock.

(2)

Represents shares of Common Stock subject to issuance upon the 2019 Plan Options. Upon the termination, cancellation, forfeiture or repurchase of any 2019 Plan Option, the unissued balance of shares issuable under such 2019 Plan Option will thereafter be reserved for issuance under the 2021 Plan.

(3)

Estimated pursuant to Rule 457(h) of the Securities Act solely for the purpose of calculating the amount of the registration fee on the basis of the weighted-average exercise price of the 2019 Plan Options.

(4)

Represents additional shares of Common Stock reserved for issuance under the 2021 Plan. Includes 464,485 shares of Common Stock previously reserved for issuance under the 2019 Plan that became part of the share reserve of the 2021 Plan on its effective date.

(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act, and based on $8.00 per share, which is the initial public offering price per share of the registrant’s common stock set forth on the cover page of the registrant’s prospectus dated July 19, 2021, relating to its initial public offering.

PART I

INFORMATION REQUIRED IN THE SECTION 1O(A) PROSPECTUS

Item 1. Plan Information.

Information required by this Item 1 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

Information required by this Item 2 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the instructions to Form S-8. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

(a)

The Registrant’s Prospectus dated July 19, 2021, pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1, as amended (File No. 333-256510), which contains audited consolidated financial statements for the Registrant’s latest fiscal year for which such statements have been filed; and

(b)

The description of the Registrant’s common stock contained in the Registration Statement on Form 8-A (File No. 001-40591) filed with the Commission on July 9, 2021 under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

All documents, reports and definitive proxy or information statements filed by the Registrant on or after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items), shall be deemed incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents until a post-effective amendment of this Registration Statement is filed which indicates that all securities being offered hereby have been sold or which deregisters all securities then remaining unsold.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s amended and restated certificate of incorporation and amended and restated by-laws provide for indemnification by the Registrant of its directors and officers to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (4) for any transaction from which the director derived an improper personal benefit. The Registrant’s amended and restated certificate of incorporation provides for such limitation of liability to the fullest extent permitted by the DGCL.

The Registrant’s Certificate of Incorporation and Restated Bylaws provide that the Registrant will indemnify its directors and officers, in each case to the fullest extent permitted by Delaware law. The Registrant also maintains standard policies of insurance under which coverage is provided to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the Registrant.

The Registrant has entered into indemnification agreements with each of its current directors and executive officers. These agreements require the Registrant to indemnify these individuals against liabilities that may arise by reason of their service to the Registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Registrant also intends to enter into indemnification agreements with the Registrant’s future directors and executive officers.

The Registrant has also entered into an underwriting agreement providing that the underwriters are obligated, under certain circumstances, to indemnify the Registrant’s directors, officers and controlling persons against certain liabilities, including liabilities under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The following documents are filed as exhibits to this Registration Statement.

Exhibit No.	Description of Exhibit

5.1	Opinion of Orrick, Herrington & Sutcliffe LLP*

23.1	Consent of Grant Thornton LLP*

23.2	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1)*

24.1	Power of Attorney (included in the signature page to this Registration Statement)*

99.1	HCW Biologics Inc. 2021 Equity Incentive Plan and related forms of award agreements thereunder (incorporated by reference to Exhibit 10.4 to the Registrant’s Form S-1, filed with the Commission on July 7, 2021)

99.2	HCW Biologics Inc. 2019 Equity Incentive Plan and related forms of award agreements thereunder (incorporated by reference to Exhibit 10.2 to the Registrant’s Form S-1, filed with the Commission on May 26, 2021)

99.3	First Amendment to the HCW Biologics Inc. 2019 Equity Incentive Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Form S-1, filed with the SEC on May 26, 2021)

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miramar, Florida, on July 21, 2021.

HCW BIOLOGICS INC.

By:	/s/ Hing C. Wong
	Name:	Hing C. Wong
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Hing C. Wong and Rebecca Byam, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in one or more counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Hing. C. Wong	Chief Executive Officer and Director	July 21, 2021
Hing C. Wong	(Principal Executive Officer)

/s/ Rebecca Byam	Chief Financial Officer	July 21, 2021
Rebecca Byam	(Principal Financial and Accounting Officer)

/s/ Scott T. Garrett	Director	July 21, 2021
Scott T. Garrett

/s/ Rick S. Greene	Director	July 21, 2021
Rick S. Greene